                                                                    EXHIBIT 99.1

                          TRANSCRIPT OF CONFERENCE CALL

                                     MEDWAVE
                             MODERATOR: TIM O'MALLEY
                                JANUARY 11, 2005
                                  3:00 P.M. CST



Coordinator       Welcome and thank you for joining the Medwave, Incorporated
                  2004 annual earnings investor conference call. All participants will be able to listen only until the formal question and answer session of the conference. The conference is being recorded. If you have any objections, you may disconnect at this time.

                  Now, I'll turn the call over to your host, Mr. Tim O'Malley, President and Chief Executive Officer of Medwave, Incorporated. Mr. O'Malley, you may begin.

T.O'Malley        I want to thank everybody for having patience here a few extra minutes to let more people join in on our call. In light of the fact that this call was scheduled earlier, actually in December, and we had to postpone it, I wanted to give people a few extra minutes to get on.

                  I apologize first and foremost because some of you, I'm sure, have been looking for the 10-K filing today and you haven't found it yet. That is true. It was not filed as of yet. It is in the process of being filed currently. All I can say is that I am deeply regretful of this, and I can assure everybody that it is

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                  not because of any issues or material events in our
                  company. It is strictly because coordination between our audit firm, BDO Seidman, and us just did not work very well this time around. Unfortunately, we had to delay our filing in December, and we have been working up until here the last minute to get this 10-K filed yet today.

                  I will continue with this call. I will go through the content, in general, of the 10-K. Hopefully, by the end of the call, you'll be able to access the full 10-K over the Internet or on the SEC Web site, or even on our Web site, possibly later today.

                  Again, I apologize for the delay in December. I apologize for the delay today. I will assure you that it is not because of anything that's suspicious in the 10-K, it's strictly administrative issues. I will also assure you that we are going to work to make sure that it never happens again.

                  With that being said, I have a lot to go over with everybody, and I would like to go through this material, and then open it up for your questions near the end of this.

                  One of the things that I mentioned on last quarter, at the end of our third quarter, that I consistently do is I measure what the magnitude of what we have and whether or not it's possible to create and achieve the objectives that we set forth. I am extremely confident today that we are achieving those objectives. I think one of the recent announcements that we've come with here recently is in the Arkansas Children's Hospital agreement that we entered into late last quarter.

                  This is a fairly significant agreement for our company. I think it's a significant milestone for our company because Arkansas Children's Hospital is, indeed, an award-winning hospital. It is one of the best children's hospitals in the United States. Certainly, probably, in the top two or three in the southeastern part of the United States. They not only have excellent clinical care reputation, but also research reputation. In fact, we have been involved with research with the people at Arkansas Children's for a few years now. The results of that research is really what prompted the interest in our technology, and it led us to an extensive clinical evaluation, purchase evaluation, across about six or eight different departments within their hospital.

                  We completed that, and we visited, if you will, during the evaluation with the pediatric ICU, the cardiovascular ICU, their neurological ICU, their general medical floors, their burn unit, their pulmonary rehab area, their ambulatory surgery center. We had a total of 54 people evaluate our technology in those clinical environments, and we put our technology on close to 90 patients.

                  The highlights of this was that we had several people from Medwave in the account during this time to answer questions and assist when needed. Then, as a part of this, the hospital requested that their employees fill out an evaluation that consisted of 15 questions, one being a poor score, five being a

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                  great score. Overall, we had an average of 4.5 out of five on this evaluation from all, approximately, 54 of these users. Not only did we have 4.5 overall, but we had a 4.4 rating when it came to the question of whether or not the hospital should purchase the technology for the patients.

                  The result is that we signed an agreement. It is an agreement that has a multi-year scope to it. It is an agreement that has a multi-department scope to it. I think the most significant part of the agreement is that each time Arkansas Children's Hospitals go to purchase an automatic blood pressure product, they'll call us first. To me, that's a significant shift because this is a clear indication that our technology has shown to prove to be more effective than automatic blood pressure cuffs, especially in this institution, and we have a hospital now that is committed to do this over a series of years going forward.

                  It's very exciting for us because it clearly is an indication that our technology is going to become a standard, especially in Arkansas at the Children's Hospital.

                  It's a mixture of our disposable product, as well as our permanent sensor product. We expect to see revenue from this agreement over a number of years. We've seen revenue already, and we expect to see revenue from this agreement on a routine basis over the next several years.

                  The magnitude, just so everyone realizes, a hospital the size of Arkansas Children's, which is approximately 250-300 beds, has probably around 400 automatic blood pressure monitors installed that we will have the potential of replacing over the next several years.

                  Another recent announcement was the Swedish American Hospital in Rockford, Illinois. It was a similar type of agreement to Arkansas where they were looking to expand into more departments, even now. We initially placed approximately 20 monitors into Swedish American Hospital. These were placed into areas that were directly replacing automatic blood pressure cuffs. In this particular example, it was not because of children; it was because of the morbidly obese patient, or the obese patient population, that they see in this particular hospital.

                  It was certainly exciting for us because we feel as though it allows us to not only reach into the pediatric environment, which is crucial, but also reach into the obese patient population, which is also crucial.

                  Swedish American, we feel, will be a similar type of agreement, over the next several years, as Arkansas and will allow us to expand into additional departments going forward.

                  We recently, actually, this week, learned that we actually were profiled on the Rockford news stations. I believe the station name is WREX that they had a profile of our technology due to the press release that we jointly did with Swedish American Hospital.

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                  That is the type of information that we get excited about, obviously, because it helps us spread the word about our technology and how it's changing the way blood pressure is taken today.

                  We also are working with large organizations out there to do similar types of agreements. I've mentioned in the previous call that we've worked in organizations such as Kaiser. We continue to work in those kinds of organizations. We announced late last year that we signed a Mayo Foundation agreement. That has resulted in increased activity, especially in the past few months. We anticipate that that activity will continue. The results of these types of purchase evaluations that I talked about with Arkansas and Swedish Hospital, we have also been in similar types of situations with the Mayo hospitals, particularly in Rochester and have had very good results and feedback and expect to see some business from that shortly.

                  In addition, we continue to put a great deal of focus on OEM partners and potential business partners that we are involved with. We have a current agreement with Nihon Kohden. We are continuing to have dialog with people at Nihon Kohden to talk about how we can, potentially, help them in their market, much like we're doing here. We've had those kinds of meetings; we anticipate we'll continue to have those kinds of meetings to help them penetrate their market in Japan. Part of that may be trainings. Part of that may be sales approaches. Part of that may be sales strategies that we're using here in the U.S., which are, obviously, starting to take hold that we then could apply in the Japanese market with Nihon Kohden.

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                  We announced last summer that we signed an agreement with ZOLL
                  Medical. We are currently working on the implementation phase of that agreement, and we do expect that we will begin to ship product into ZOLL Medical during 2005. We have ongoing dialog with ZOLL Medical about implementation planning and scheduling.

                  We also have not announced this. This will be the first time I do announce this, but we have also signed an additional agreement with a very large global electronics corporation. Unfortunately, I cannot announce the name of that corporation, but it is a form of a joint investigation agreement. It's a very exciting opportunity, I believe, for not only the future of Medwave but the future of monitoring in general.

                  We have been working with this organization since September of '04. We've been working on various implementation pieces that are called out in our agreement with them. One such piece was that we held a medical advisory meeting in December of '04 with some very prestigious physicians from very prestigious medical centers across the country. The real scope of this agreement was, is Medwave's technology ready to become the new standard of care in non-invasive blood pressure monitoring, and I believe it was very clear from the medical advisory people, and these are people that were representing hospitals such as Massachusetts General, Children's of Boston,

                  Children's of Arkansas, University of Arizona in Tucson and University of Chicago. The consensus was very clear that this technology is ready to start replacing automatic blood pressure cuffs.

                  What was quite interesting was the fact that these medical advisors were very clear in the fact that they feel, clinically, the non-invasive blood pressure cuff is not very well liked and that as soon as people really begin to see our technology take hold, then it will take hold very quickly. This was an exciting portion of the implementation of our agreement with this global electronics firm. I anticipate we'll have more exciting steps in this regard going forward with this company.

                  We are also actively involved with several additional discussions. I've mentioned on previous calls that we are working with approximately a dozen different companies. Some are getting closer to closure. Some are very close. Others are still in development. What's very encouraging for me is that we're entering into new discussions with new companies, regularly. I believe that this is a direct benefit of our direct sales force being out there, penetrating the market, spreading the word about our technology, the vast amount of clinical data now that's starting to come out on our technology and being published. The word is really out that this is the technology of the future for non-invasive blood pressure monitoring. As a result, we are starting to engage with a lot of other companies on a pretty routine basis now.

                  As a result of this, we have made the corporate decision to go ahead and extend an offer to an executive to become our new business development executive. We anticipate that this individual will start working with us here in early 2005. The individual that we've selected has accepted our offer. However, due to the fact that they're still transitioning out of their old position, I will not announce the name and the detail of that individual yet. However, I will say they do come from a large company background. They also do have some small company background experience, which is good. They've worked in business development and marketing for a number of years with a fair number of successful companies, so I'm very excited about having this individual join our team because I think that the number of balls that we have up in the air with the business development activity is becoming quite a lot. With the signed agreements that we have, with the additional agreements we're working on, and more to come, this individual will be very busy.

                  Some of our success we measure based on how many people visit our Web site and ask for information regarding our OEM technology, and that number continues to rise on our Web site on a routine basis, on a monthly basis, which we monitor.

                  In regards to our sales force, we have several people within the sales force now that have started to settle into their positions after six or seven months, and they're doing quite well. Obviously, our sales person who closed the Swedish American order, that is just one example of what he's been able to do, but he's also had quite a few other projects that he's been able to close along with the Swedish American, and he's not done.

                  Our sales representative that assisted with the Arkansas Children's order has also brought in additional business since she's been here, and she's actually only been here about four or five months, so she's done quite a lot in the four or five months that she's been here. The Arkansas Children's deal was kind of a long project in the works, but she certainly came in and assisted to bring that to closure and, obviously, will be instrumental in implementation of that as we go forward here in the short-term.

                  Taylor Manning is our National Sales Manager who's continuing to build his team, and he has been able to recruit just some excellent team members, which I think is a testament to his ability as a sales manager and his ability to translate the vision that we have as a corporation to these prospective people to come and work for us.

                  It's not an easy job what our sales people are doing, but we have been able to recruit and retain some very high profile, highly aggressive, very successful sales people because they are excited by the opportunity to start to convert this market.

                  We also have hired two alternate care sales people, and we're doing this in anticipation of placing additional focus in this space. This is the outside-the-hospital space. This is a tremendous market size potential in the point of care markets especially. Our sales plan really is that we are focusing our people to start to enter this space this early 2005. We hope to hire a couple more of these people in the next few months as we also are working on bringing additional products to the market, which we feel that the alternate care space will be just a prime space to show these products and sell these products.

                  In regards to new products, we have been very busy in our R&D facility over the past several months, and we've gained feedback from the market, and we've made some enhancements to the current product, but we also have learned from the market that we had to add some things to the product platform, so what I will do, without getting into a lot of explicit detail, just because, again, I understand that there may be some competitive ears on this line, so I'll be cautious. We have enhanced our OEM package. This package was really designed when we signed our agreement with Nihon Kohden in the year 2000, and we had a tremendous amount of interest from other companies wanting to buy more like a development kit that they can use to test the application. We have completed the development of this development kit, and we will actually start to sell that this month, January of '05. I'm excited about this because it allows us to really test the concept out with a lot of third party companies in a short period of time, and they can see the benefit of the technology without them having to do any development necessarily, which is always a concern because development time is so precious. I'm hopeful that this will result in additional interest in our OEM package, which is, I believe, a very big part of our future.

                  We have been working on an enhanced hand-held version of our product, and we're working on finalizing all the clinical validation that's required to launch such a product, and we've been working with institutions, hospital institutions, to do the final clinical testing, and we're actually just waiting for final approvals from a few of those hospitals to complete that testing. Our plan is to launch that product during 2005. This product will be a direct competitor in the point-of-care blood pressure monitoring market. Initially, we'll focus this product in the professional space. We anticipate that this is going to be an attractive product in the hospital space for anywhere where a spot blood pressure is taken. We also anticipate it'll be a very attractive product in the professional space where anywhere a spot blood pressure is taken.


                  Some of the feedback that we've gotten from the market over the past few years on our current handheld product was the fact that it was still too labor-intensive for it to be an everyday product to replace manual blood pressure cuffs. Our goal is to replace blood pressure cuffs, so we feel that we've enhanced this product now to the point that we can position it against the manual blood pressure cuff and really make a significant entry into this market during 2005.

                  The other exciting thing about that product is that we also feel that it could be the foundation of the consumer product in the not-too-distant future. That's very exciting as this is an enormous market with enormous potential as is evident by the reports that are coming out about the increased number of people with hypertension that have to monitor their blood pressure daily. The most recent reports are that there's 65 million Americans that are hypertensive that should be monitoring their blood pressure, so we feel that this is a product that will allow those people to be able to monitor their pressures with a high degree of accuracy. It's the same technology that all of our clinical studies are done. High degree of accuracy, it'll take a reading in 12 seconds, and it will be extremely comfortable for them when they apply it to themselves. We're excited about this platform as it allows us to bridge into the consumer space, probably during 2006.

                  Then, we've also been working on a more enhanced version of our Vasotrac monitor. We feel that we have done a lot to introduce our technology to the market. The feedback that the market has given us is that they like the technology enormously. They've been asking for additional features to the technology. We've done some of that via software enhancements recently, but there's also additional market places that we can go into if we had more functionality, such as SP02 monitoring built into our current device, or possibly, temperature monitoring.

                  These are things that we've been working on, and we also do plan on launching this new enhanced version of our Vasotrac during 2005. This will also be able to interface into other systems as we do today, as well as it will be able to be used in more general areas much like a vital signs monitor is used today. The exciting thing about this is that this really allows us to go into a market that is well over $200 million a year and offer very innovative, differentiating technology to this market that they haven't seen before.

                  Clinical studies, we continue to be active here. I think we will continue to be active here. This is really an area of focus for us as a company because you have to have these clinical studies and validation to constantly prove to the market that our technology is better than what they've been using, in this case a blood pressure cuff, and that it will withstand some of the challenges that it faces in some of the more complex clinical environments, such as the case with the study that was done from Massachusetts General Hospital in the trauma transport setting, very challenging environment, very difficult to get a traditional blood pressure value. We performed exceptionally well. We think there's other clinical studies that we can do, and we will do, to prove that our technology is more superior in a variety of ways.

                  One of the recent case studies that was presented to us, as a company, from a user, was from Maimonides Medical Center in New York City. I don't know if you had a chance to read this, but if you didn't, I would encourage you to visit our Web site because it is quite telling of how our technology is absolutely making a difference and, potentially, saving lives.

                  In this particular case study, a 92 year old person was admitted to a hospital to be brought into surgery for a hernia repair. As any 92 year old person, they're going to have some underlying issues. They put a blood pressure cuff on this individual, and they saw that the blood pressure was down around 90/50. They were concerned. They put the Vasotrac on. They saw the blood pressure was 200/100. Obviously, quite a discrepancy, so they actually put an A-line in this individual, and they saw that the blood pressure was almost right, exactly, what the Vasotrac had stated at 200/100.

                  According to the physician, had he treated the patient according to what the blood pressure cuff read, he would have had a potential catastrophe on his hands, so we now have a convert, if you will, from a clinical care perspective that sees that the blood pressure cuff simply can't monitor effectively in all patients. In those situations, we can. We're starting to hear these kinds of things on a more routine basis, which is very encouraging for us here at the company.

                  Last quarter, I discussed that we wanted to have several milestones that were important for us to meet and achieve as we continue to mature and develop as a company. One was to have a major pediatric center and have care unit adoption of our technology, and we've accomplished that with Arkansas, and I think we'll continue to do that with other centers. I also mentioned that we wanted to see more maturity in our sales force. I am very happy with the sales force that we've put in place. I think that we have a high degree of professionalism with our sales force. I think we have a high degree of experienced people in our sales force. As any other sales force, they have a tough job. They're out there convincing the world that this is a new way of doing things, and it's a better way of doing things. Retaining these people is key. I applaud Taylor for working on that. I also applaud Taylor for working at moving on people that aren't performing because if you have a high performing group, you have to everyone in that group as a high performer, and we are striving towards that everyday.

                  As we look forward, I look at our business model, and I see a lot of opportunity from a lot of different areas. I see a lot of new products that we'll be coming with that will help us enter other places that we haven't been more easily. I think we'll gain product acceptance faster having bundled parameters into a new monitor down the road. I think that having our OEM technology built into other people's products and systems will absolutely enhance our ability to penetrate more places in a shorter period of time.

                  Our revenue, I think, as we start to look at a revenue stream, will come from several places. It'll come from our direct sales force, both with existing products, as well as new products. It will come from our OEM partnerships and the likes of ZOLL Medical and Nihon Kohden and others that we will enter into, and it's going to come from other distribution types of agreements that we may work on with other companies. We may carve out certain segments because this market is so big we can't possibly address all of it. We may carve out certain segments that make sense to partner with another company. I think that those are the kinds of things in the next 12 months that we will absolutely work on to try to mature the business even further.

                  Let me just review for a minute the 10-K revenue numbers that you'll see. A lot of what I just did talk about is listed in our 10-K, which you, hopefully, will see shortly.

                  The revenue for 2004 was $864,000. That is a decrease from the April 2003 ending fiscal year, which was $1,148,745. Predominately, that difference was because of two things. It was because of the reduction of modules that we were able to ship to Nihon Kohden during this last fiscal year, which just ended September 30, 2004, and there was one order that we received from a distributor that we had in the Middle Eastern part of the world in Kuwait that issued an order for over $100,000 to us, and that, unfortunately, that order became a little complicated, and we had to reduce our revenue because that order got split. It was 30 monitors, and it ended up only being 18, so we ended up taking 12 back and having to reverse some of that out of our sales number, which was almost $44,000. If you added that back in, our number would have been about $907,000 instead of the $864,000. We currently don't do business with that dealer anymore. As you can imagine, it was a little bit of a tense situation trying to get them to pay for product, and then trying to get it back. We did get the product back, which is good. We currently will only sell to new partners in the international markets after they have transferred funds to us, so we learned our lesson.

                  During 2003, April 30, 2003 ending, the module to Nihon Kohden accounted for about 21% of our total revenue. During the September 30, 2004 fiscal year end, the MJ23 module accounted for 7% of our revenue. The difference, really, is not so great, but the make-up, if you will, I think, is coming from our direct sales force. If you added that number back in, I think you would see that our direct sales force are contributing more to the actual sales at this point, and I think that will continue going forward. The momentum going forward, I think the Swedish American Hospital in Rockford is certainly a good testimonial to the types of deals that we're striving towards today. Arkansas Children's, I also think is the type of deal that we're striving towards today, and these are both deals that were direct take-away's from automatic blood pressure monitors. If we hadn't gotten that business, there would have been an automatic blood pressure monitoring company that did. I think that there's several more of those deals that we are working on that will materialize in the near future here.

                  Other customers that have purchased from us previously are expanding their install base of monitors. We just recently shipped additional monitors into a customer here in Massachusetts that has been a user for a couple years and decided they need to expand, and that's happening in quite a few of our existing customer accounts.

                  The medical advisory review, I think, was excellent. It was certainly a confirmation for me that we are doing the right things and that all of the work that we have been doing is certainly going to pay off in dividends down the road.

                  The Nihon Kohden, ZOLL Medical, this global electronics company, these agreements are in-hand agreements that are active agreements. Admittedly, they do require work, but that's okay. I think that we will recognize significant pieces of business from these agreements as we go forward. I think that we'll see more of these types of agreements as well.

                  What I think is important for everyone to understand is continual non-invasive blood pressure monitoring was the goal for Medwave in 1995. That was when the company went public. The goal was to develop a continual non-invasive blood pressure device or product, and that product would be able to help reduce the number of arterial catheters that were used in hospitals.

                  In 1999, when I arrived here, in late '99, when I arrived here, we looked, really, at all existing non-invasive blood pressure markets. We really steered the business towards this current model. Today, our model is not to look at only invasive arterial catheters, but it's truly to look at how we can help reduce the number of catheters used and how we can take away non-invasive blood pressure cuffs completely.

                  Just to give you some examples of why we're so excited about where we're headed and the sites in front of us here, the point-of-care blood pressure monitoring market today accounts for approximately 150,000 devices per year. We will release new products to address this during 2005, and we've started to establish those sales channels as I mentioned, and I think that we will be able to establish and expand those relatively quickly, both through direct people, as well as potential partners.

                  The vital signs and blood pressure monitoring markets that we feel we want to deliberately go after versus the non-invasive blood pressure market is approximately a $200 million market per year. We'll have new products to address this market in an expanded way during 2005. We already have enormous clinical validation for this market. We have tremendous clinical flexibility in that we're the only blood pressure monitor that you can take from a one year old child to a several, several hundred pound morbidly obese adult and not have to make a lot of changes to the product.

                  We have established sales channels, and I think they're maturing everyday. We have, I believe, a tremendous amount of market momentum out there right now, and people are talking about our technology. OEM modules, there's approximately $290 million of OEM modules sold each year. These are new monitor sales as well as add-on to the installed volume.

                  We have current agreements in place. We have several more that are in discussion. I think that it's very safe to say that almost every single healthcare environment is a potential market for us in this regard.

                  In summary, I've said this before, and I hope you can sense my optimism on this call. Our numbers are not where I want them to be right now. However, unlike previous quarters and previous years, I certainly see where everything is coming together. I see a lot of the hard work that's been done in the past four or five years, and beyond, actually, see that starting to come together nicely in the deals like Arkansas, and I start to see the Swedish American and some of these other OEM agreements that we have in place. I do begin to see that there is a stream of revenue coming towards us here that'll be quite healthy.

                  With that, I would like to turn it over to you for questions.


Coordinator       At this time, we would like to begin the question and answer session of the conference. The first question comes from Lee
                  Schafer with Fieldstone Research. You may ask your question.

L. Schafer        I'm very interested in this situation with the global
                  electronics guys. You have a joint discovery agreement. What is the next phase of that developing business relationship? It sounds like it's going well from a technical perspective.
                  Where do we go next?

T. O'Malley       It is a joint investigation agreement. Essentially,
                  what that means is that we have been working with this organization to see if what we anticipated could become a reality from a technology perspective. It has gone very well I think.

L. Schafer        Are they paying you for that, Tim?

T. O'Malley       Somewhat, yes. Not a real material amount, Lee, but I
                  think that'll come down the road. Where this will go is, probably within the next several months, we will sit down with this organization and decide whether or not to enter in the co-development agreement. I think that if we do that, then the co-development will be based upon this discovery period that we've been in.

L. Schafer        The end result of that might be a Medwave-branded
                  product ... it would be an OEM kind of supplier relationship, probably.

T. O'Malley       It actually is already defined in that it would be a
                  product that would be jointly developed by the organizations, both Medwave and this other group, and it could be jointly sold. Whatever is the result of this, this company will have access to it and so will Medwave. It clearly would become a development effort, so that would mean that we would not be able to OEM that version of our technology to anyone else, other than this other company.

L. Schafer        Is there going to be funding associated with this such
                  that you can afford to bring your resources on to develop it?

T. O'Malley       There would have to be, yes.

L. Schafer        So time frame, by the September '05 fiscal year-end,
                  you would hope to be well into the development agreement itself. Is that what I understood you said, or is that too aggressive?

T. O'Malley       What we're anticipating is over the next several
                  months we will start to carve up the development agreement and start to shape the terms of that agreement. Hopefully, by September, we're actually implementing.

Coordinator       The next question comes from Todd Bishop, a private investor.
                  Sir, you may ask your question.

T. Bishop         I was wondering, my fiance is a senior director at
                  Children's Hospital here in San Diego. I had investigated your technology some time ago and was very thrilled to see the Arkansas deal go through. Currently, I've got a few parties interested in taking a look at the technology for San Diego. I was wondering, I noticed in one of the readings that it was certified by the Children's Hospital Association. Could you expound on that a little bit, and what's maybe the marketing strategy to go after the children's hospitals?

T. O'Malley       We were authorized to use what's called the CHCA, or
                  Child Health Corporation Seal of Acceptance. When we obtain that, what CHCA actually did is they put together a clinical committee of people. At the time that we went through this, it was eight different people from eight different children's hospitals. They evaluated our technology. They evaluated the clinical work that had been done to research the technology.
                  Then, they determined whether or not our technology was more efficacious for the treatment of, pediatric patients in our case, than any competitive technology, like a blood pressure cuff. If they deemed that it was, then they would award us this seal of acceptance, and then we had the right and the ability to use that seal in our marketing efforts.

                  There's about 40 hospitals that make up this CHCA organization. We have been reaching out to all 40 of those. Now, one of the challenges that we've hit is that we only can go down to a one year old child as far as monitoring. Actually, it's not even so much age; it's more size. If the child's wrist is less than 11 centimeters in diameter, we have a challenge in monitoring that particular patient. What we've been doing is working with people at Children's in Arkansas, as well as here in Boston, to start to adapt the technology for those smaller kids, either by an alternate site, or by a smaller sensor. Those are things that we are working on with the likes of Arkansas and Children's here in Boston, just because they have our technology, and they are using it readily.

                  Children's centers are a huge target for us because we feel that there is tremendous need to offer alternative technologies because what they have today, according to what we're hearing from the centers, what they have today just doesn't work that well. It is a big emphasis for us, both from a clinical research as well as a sales emphasis perspective.

Coordinator       One moment, please. At this time, Mr. O'Malley, actually, we do have one more question. Gerald Nelson, a private investor, you may ask your question.

G. Nelson         What's your current cash position, and what's the outlook for having to go to further dilution?

T. O'Malley       We have approximately $4.5 million in cash at the end of
                  September of '04. Our burn rate has been fairly consistent, so we're not consuming more cash even though we've added some more people. We've been very efficient in how we spend our money. With that being said, there is a strong likelihood that we will go out to try to raise more cash to bring us to the next level. It's not necessarily because we need it today, but we want to make sure that we have the capital to exercise our business plans. One thing I have to state, this whole experience with this audit delays and delay of our 10-K, I think, is partly a symptom of what small public companies are going through today with all the new regulations and the cost.
                  The cost of us being public, just to stay public as a public company, is increasing every month. We will definitely want to get some cash to make sure that we don't run into a situation where we're running too short. We'll probably look to do that in the next several months where we'll go out and try to raise additional cash.

G. Nelson         Tim, have you identified who you would work with in terms of raising that cash?

T. O'Malley       We haven't announced anything yet, Jerry, but we have
                  definitely been talking to some of the mid-sized banking organizations. Really, I think what's important at this point is that the last few times we've raised capital, Bill
                  Corneliuson, who's our Chairman, and I have done it ourselves, which is great because we've saved on banking fees. However, that doesn't get us the recognition that maybe we deserve right now. I think when you sign up with one of these banking organizations that deals with medical device companies, or med tech companies, or biotech companies, the word starts to spread a little bit more about us as a company and what we're doing, more than what we can do to the institutional investors that Bill and I have been able to go out to.

                  We will work with a recognized firm, absolutely. I think that it'll be good for us. I think that we'll also, unlike other pipes or capital raisings that Bill and I have done in the last couple years, they take an enormous amount of time. Right now, I think that would be a detriment if I had to spend the amount of time I did a year or year and a half ago on raising capital today because we've got too many things going on that I think need to be implemented from a business perspective.

Coordinator       At this time, Mr. O'Malley, there are no further questions.

T. O'Malley       Well, again, I want to thank everybody for participating in the call and your patience. I'm not one to like to see deadlines come and go. If I sound agitated because it happened, I am. But again, I want you to understand that I am committed to making sure it doesn't happen again.

                  I am very optimistic about 2005 for our company. I think that we've done a lot in the last several years to find out what exactly we needed to do as a business. I think we've done that, and we've put the things in place now to really make Medwave grow and become a new standard for non-invasive blood pressure monitoring, which I think is what everyone's been waiting for.

                  I wish everyone a Happy New Year. Thank you for joining the call.